UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2013

SALON MEDIA GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26395	94-3228750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

870 Market Street, Room 528 San Francisco, CA (Address of principal executive offices)		94102 (Zip Code)

Registrant’s telephone number, including area code: (415) 645-9200

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Salon Media Group, Inc. (the “Company”) files this Amendment No. 2 (“Amendment No. 2”) to its Current Report on Form 8-K of Salon Media Group, Inc. originally filed with the Securities and Exchange Commission on March 7, 2013, which disclosed the Company’s recapitalization plan (the “Original Report”). This Amendment No. 2 is being filed to report approval of the increase in authorized shares of common stock discussed in the Original Report by the stockholders of the Company at a special meeting and related matters. No other changes have been made to the Original Report by this Amendment No. 2.

Item 5.03     Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

On April 18, 2013, the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Delaware Secretary of State (the “Certificate of Amendment”) that increased the number of authorized shares of common stock from 30 million to 150 million. The Certificate of Amendment was effective upon filing.

Item 5.07     Submission of Matters to a Vote of Security Holders

On April 18, 2013, the Company held a special meeting of its stockholders at which its stockholders voted on the Common Stock Increase, previously approved by the Board of Directors of the Company:

Votes For	17,804,615
Votes Against	0
Abstentions	0
Broker Non-Votes	-

Item 8.01     Other Events

On April 18, 2013, at a Special Meeting of Stockholders, the Company’s stockholders approved the Common Stock Increase. As a result of the approval of the Common Stock Increase and the filing of the Certificate of Amendment, the authorized common stock of the Company was increased to 150 million. After the Certificate of Amendment was filed, the remaining common stock of approximately 46.58 million shares that were issuable in the Recapitalization were issued. After (i) issuing the remaining 46.58 million shares of common stock in the Recapitalization, and (ii) reserving (A) 1,096,676 shares of common stock for issuance upon exercise of the remaining 1,075 shares of Series C Preferred Stock, (B) 3,532,242 shares of common stock for issuance upon exercise of outstanding options, and (C) 2,596,461 shares of common stock for issuance in respect of authorized but unissued options, the Company has 66,616,679 shares of common stock available for future issuance for other purposes, including financings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SALON MEDIA GROUP, INC.

By:	/s/ D. Alex Fernandez
Name:	D. Alex Fernandez
Title:	Interim Chief Financial Officer

Dated: April 22, 2013

4